EXHIBIT 4.7

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”), dated as of December 12, 2011, among (i) COG Production LLC, a Texas limited liability company (“COG Production”) and a subsidiary of Concho Resources Inc., a Delaware corporation (the “Company”), (ii) COG Acreage LP, a Texas limited partnership, and (iii) Delaware River SWD, LLC, a Texas limited liability company (together with COG Production and COG Acreage LP, the “New Subsidiary Guarantors”) and a subsidiary of the Company, (iv) the Company, (v) the existing Subsidiary Guarantors (as defined in the Supplemental Indentures referred to herein) and (vi) Wells Fargo Bank, National Association, as trustee under the Indenture referred to herein (the “Trustee”). The New Subsidiary Guarantors and the existing Subsidiary Guarantors are sometimes referred to collectively herein as the “Subsidiary Guarantors” or individually as a “Subsidiary Guarantor.”

W I T N E S S E T H

WHEREAS, the Company and the existing Subsidiary Guarantors are parties to the indenture (the “Indenture”), dated as of September 18, 2009, as supplemented by the First Supplemental Indenture, dated as of September 18, 2009 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of November 3, 2010 (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated as of December 14, 2010 (the “Third Supplemental Indenture”), and the Fourth Supplemental Indenture dated as of May 23, 2011 (the “Fourth Supplemental Indenture” and, together with the First Supplemental Indenture and the Third Supplemental Indenture, the “Supplemental Indentures”), relating to the 8.625% Senior Notes due 2017, the 7.0% Senior Notes due 2021 and the 6.5% Senior Notes due 2022 (collectively, the “Securities”) of the Company;

WHEREAS, on or about October 1, 2011, Concho Energy Services LLC was merged with and into COG Operating LLC; and

WHEREAS, Section 1117 of each of the Supplemental Indentures obligates the Company to cause certain Restricted Subsidiaries to become Subsidiary Guarantors by executing a supplemental indenture as provided in such Section; and

WHEREAS, pursuant to Section 1001 of each of the Supplemental Indentures, the Company, the Subsidiary Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder;

NOW THEREFORE, to comply with the provisions of the Supplemental Indentures and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantors, the other Subsidiary Guarantors, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Supplemental Indentures.

2.    AGREEMENT TO GUARANTEE. The New Subsidiary Guarantors hereby agree, jointly and severally, with all other Subsidiary Guarantors, to fully and unconditionally Guarantee to each Holder and to the Trustee the Obligations, to the extent set forth in Article Sixteen of each of the Supplemental Indentures and subject to the provisions thereof. The obligations of the Subsidiary Guarantors to the Holders of Securities and to the Trustee pursuant to the Subsidiary Guarantees and the Indenture are expressly set forth in Article Sixteen of each of the Supplemental Indentures and reference is hereby made to such Article for the precise terms of the Subsidiary Guarantees.

3.    NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS FIFTH SUPPLEMENTAL INDENTURE.

4.     COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument.

5.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

6.    THE TRUSTEE. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Fifth Supplemental Indenture. This Fifth Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

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Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:   December 12, 2011

NEW SUBSIDIARY GUARANTORS: COG PRODUCTION LLC

By:	/s/ Darin G. Holderness
Name: Title:	Darin G. Holderness Senior Vice President, Chief Financial Officer and Treasurer

COG ACREAGE LP By COG Production LLC, its general partner

By:	/s/ Darin G. Holderness
Name: Title:	Darin G. Holderness Senior Vice President, Chief Financial Officer and Treasurer

DELAWARE RIVER SWD LLC

By:	/s/ Darin G. Holderness
Name: Title:	Darin G. Holderness Senior Vice President, Chief Financial Officer and Treasurer

OTHER SUBSIDIARY GUARANTORS: COG HOLDINGS LLC COG OPERATING LLC COG REALTY LLC CONCHO OIL & GAS LLC QUAIL RANCH LLC

By:	/s/ Darin G. Holderness
Name: Title:	Darin G. Holderness Senior Vice President, Chief Financial Officer and Treasurer

COMPANY: CONCHO RESOURCES INC.

By:	/s/ Darin G. Holderness
Name: Title:	Darin G. Holderness Senior Vice President, Chief Financial Officer and Treasurer

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ John Stohlman
Authorized Signatory